Exhibit (h) (v) (b)

Schedule A
to the
Amended and Restated Operating Agreement dated August 1, 2013 between Loring Ward Securities Inc.
and
Pershing LLC.

SA U.S. Fixed Income Fund (SAUFX)
SA Global Fixed Income Fund (SAXIX)
SA U.S. Core Market Fund (SAMKX)
SA U.S. Value Fund (SABTX)
SA U.S. Small Company Fund (SAUMX)
SA International Value Fund (SAHMX)
SA International Small Company Fund (SAISX)
SA Emerging Markets Value Fund (SAEMX)
SA Real Estate Securities Fund (SAREX)
SA Worldwide Moderate Growth Fund (SAWMX)

Amended on July 1, 2015